Exhibit 21.1

Subsidiaries of Great Ajax Corp.

Subsidiary	Jurisdiction of Incorporation or Formation
Great Ajax Operating LLC	Delaware
Great Ajax Operating Partnership LLC	Delaware
GA-TRS LLC	Delaware
Little Ajax II LLC	Delaware
Great Ajax Funding LLC	Delaware
GAJX Real Estate LLC	Delaware